Exhibit 99.1

UNITED STATES BANKRUPTCY COURT
NORTHERN DISTRICT OF ILLINOIS
EASTERN DIVISION

In re:	)	Chapter 11
)
KIMBALL HILL, INC., et al.,(1))		Case No. 08-10095
	)	(Jointly Administered)
Debtors.	)
	)	Hon. Susan Pierson Sonderby

ORDER (A) ESTABLISHING AN EFFECTIVE DATE FOR NOTICE AND
SELL-DOWN PROCEDURES FOR TRADING IN CLAIMS AGAINST
THE DEBTORS’ ESTATES AND (B) GRANTING RELATED RELIEF

Upon the motion (the “Motion”) of the above-captioned debtors (collectively, the “Debtors”) for the entry of an order establishing an effective date for notification and sell-down procedures for trading in claims against the Debtors’ estates and for related relief; upon the Declaration of Edward J. Madell in Support of First Day Pleadings (the “Madell Declaration”); the Court having jurisdiction to consider the Motion and the relief requested therein pursuant to 28 U.S.C. §§ 157 and 1334; and consideration of the Motion and the relief requested therein being a core proceeding pursuant to 28 U.S.C. § 157(b); venue being proper before this court pursuant to 28 U.S.C. §§ 1408 and 1409; due and proper notice of the Motion having been

(1)                  The Debtors in these cases include:  Kimball Hill, Inc.; 18th and Peoria, LLC; KH Financial Holding Company; KH Ingham Park South, LLC; KHH Texas Trading Company L.P.; Kimball Hill Far East Detroit, LLC; Kimball Hill Homes Austin, L.P.; Kimball Hill Homes California, Inc.; Kimball Hill Homes Dallas, L.P.; Kimball Hill Homes Florida, Inc.; Kimball Hill Homes Houston, L.P.; Kimball Hill Homes Illinois, LLC; Kimball Hill Homes Nevada, Inc.; Kimball Hill Homes Ohio, Inc.; Kimball Hill Homes Oregon, Inc.; Kimball Hill Homes Realty Florida, Inc.; Kimball Hill Homes San Antonio, L.P.; Kimball Hill Homes Texas Investments, L.L.C.; Kimball Hill Homes Texas Operations, L.L.C.; Kimball Hill Homes Texas, Inc.; Kimball Hill Homes Washington, Inc.; Kimball Hill Homes Wisconsin, Inc.; Kimball Hill Stateway, Inc.; Kimball Hill Texas Investment Company, L.L.C.; Kimball Hill Urban Centers Chicago One, L.L.C.; Kimball Hill Urban Centers Chicago Two, L.L.C.; Kimball Hill Urban Centers Special Purposes, LLC; Kimball Hill Urban Centers, L.L.C.; National Credit and Guaranty Corporation; and The Hamilton Place Partnership.

provided and it appearing that no other or further notice need be provided; notice of the Motion having been adequate and appropriate under the circumstances; it appearing to the Court based on the Madell Declaration that the relief requested is in the best interests of the Debtors’ estates, their creditors and other parties in interest; and after due deliberation and sufficient cause appearing therefor, it is ORDERED that:

1.            Claimholders and potential purchasers of claims against the Debtors are hereby deemed notified that, if the Court ultimately approves a Sell-Down Order, claimholders that acquire claims after the date of entry on the docket of this Record Date Order (the “Record Date”) in an amount that would entitle them to receive more than 4.75% of the stock of the reorganized Debtors may be subject to a required sell-down of any claims purchased after the Record Date.(2)

2.            Entry of this Record Date Order shall in no way be deemed a determination of any kind that entry of a Sell-Down Order is necessary or warranted in these cases and this Court’s review of any request for entry of a Sell-Down Order shall be without regard to entry of this Record Date Order.

3.            The Debtors shall file a copy of this Record Date Order on Form 8-K with the SEC and shall serve a copy on each party that has previously identified itself to the Debtors as a Substantial Claimholder.

(2)                  Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Motion.

4.            The entry of this Record Date Order shall in no way prejudice the rights of any party to oppose the entry of a Sell-Down Order, on any grounds, and all parties’ rights are expressly preserved hereby.

5.            The amount of unsecured claims held by a claimholder as of the date of this Record Date Order would constitute a “Protected Amount” that would not be subject to sell down under any Sell-Down Order subsequently entered.  “Protected Amount” means the amount of unsecured claims of which a beneficial claimholder had beneficial ownership on the date of this Record Date Order, (a) including any unsecured claims that were acquired, but which acquisitions had not yet closed, on or before the date of this Record Date Order and (b) excluding any unsecured claims that were sold, but which sales had not yet closed, before the date of this Record Date Order.

6.             The requirements set forth in this Record Date Order are in addition to the requirements of all applicable law and do not excuse compliance therewith.

7.             The Debtors, the Committee and the agent for the Debtors’ prepetition senior secured lenders will mutually agree on the date of any proposed hearing to consider approval of any Sell-Down Order.

8.             The Debtors are authorized to take all actions necessary to effectuate the relief granted pursuant to this Record Date Order in accordance with the Motion.

9.             All time periods set forth in this Record Date Order shall be calculated in accordance with Rule 9006(a) of the Federal Rules of Bankruptcy Procedure.

10.           The Court retains jurisdiction with respect to all matters arising from or related to the implementation of this Order.

Dated:	5-13-08

/s/ Susan Pierson Sonderby
United States Bankruptcy Judge